Exhibit 99.1

News Release Contact: Investor Relations (281) 776-7575 ir@tailoredbrands.com Julie MacMedan, VP, Investor Relations Tailored Brands, Inc.

For Immediate Release

TAILORED BRANDS APPOINTS DINESH LATHI

TO SUCCEED WILLIAM SECHREST AS CHAIRMAN OF THE BOARD

William Sechrest will Continue to Serve on Board of Directors

FREMONT, CA — March 28, 2017 — Tailored Brands, Inc. (NYSE: TLRD) today announced that Dinesh Lathi has been named non-executive chairman of the board, effective immediately.  He succeeds William Sechrest, who will remain on the Company’s board of directors and serve on his current committees.

Mr. Lathi joined Tailored Brands’ board in March 2016 and is currently a member of the audit and compensation committees.

“The board and I are delighted to appoint Dinesh as chairman. He has brought enthusiasm and a fresh perspective to our board in addition to his extensive expertise in e-commerce,” said Mr. Sechrest.

“I am honored to succeed Bill as chairman,” said Mr. Lathi.  “He led us through very significant changes at our Company.  I am looking forward to working with our talented board and management team as we continue to strengthen our leadership position in men’s specialty retail.”

Mr. Lathi has an extensive background in finance and the consumer digital space.  He is the former Chief Executive Officer of One Kings Lane, a premium online home décor and lifestyle destination.  Prior to One Kings Lane, Mr. Lathi spent seven years in various executive roles at eBay Inc.  Earlier in his career, Mr. Lathi worked in investment banking and private equity.

Tailored Brands, Inc. is a leading authority on helping men dress for work, special occasions and everyday life.  We serve our customers through an expansive omni-channel network that includes over 1,600 locations in the U.S. and Canada as well as our branded e-commerce websites.  Our brands include Men’s Wearhouse, Jos. A. Bank, Joseph Abboud, Moores Clothing for Men and K&G.  We also operate an international corporate apparel and workwear group consisting of Dimensions, Alexandra and Yaffy in the United Kingdom and Twin Hill in the United States.

For additional information on Tailored Brands, please visit the Company’s websites at www.tailoredbrands.com, www.menswearhouse.com, www.josbank.com,  www.josephabboud.com, www.mooresclothing.com, www.kgstores.com, www.mwcleaners.com, www.dimensions.co.uk, www.alexandra.co.uk. and www.twinhill.com.